Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2014 (except for Note 2, as to which the date is December 8, 2014), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-199459) and related Prospectus of Workiva LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP
Chicago, Illinois
December 8, 2014